EXHIBIT 99.1
NEWS RELEASE
RANGE REPORTS RECORD PRODUCTION
FORT WORTH, TEXAS, JANUARY 21, 2008...RANGE RESOURCES CORPORATION (NYSE: RRC) today reported that fourth quarter 2007 production volumes rose to 343 Mmcfe per day, a 17% increase over the prior-year period. On a sequential basis, fourth quarter 2007 production rose 5% compared to the prior quarter. Approximately 80% of the Company’s production in the quarter was natural gas. Production for the year averaged 322 Mmcfe per day, a 17% increase over 2006. Range has now posted 20 consecutive quarters of sequential production growth.
The Company also announced that its anticipated fourth quarter 2007 oil and gas price realizations (including the impact of derivative settlements) are expected to average $8.25 per mcfe. This represents a 26% increase over the prior-year period and a 6% increase over third quarter 2007. For 2008, approximately 80% of anticipated gas production is hedged at an average floor price of $8.67 per mcf. For the fourth quarter, the Company expects to recognize exploration expense of approximately $14 million.
Commenting on the announcement, John Pinkerton, Range’s President and CEO, said, “Fourth quarter production exceeded expectations due to better than anticipated drilling results. For the year, production rose 17%, exceeding our beginning of the year target despite production lost from property sales. With 20 consecutive quarters of sequential production growth, we have now grown production consistently for five consecutive years. Consistently driving up quarterly production for five straight years is a testament to our operating teams and the quality and dedication of all those on the Range team. Higher production will be the catalyst for our 2007 financial results as we anticipate achieving record results with regard to revenues, cash flow and earnings.”
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, capital expenditures, the number of wells to be drilled, future realized prices and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission and are subject to audit. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
2008-2

Contact:	Rodney Waller, Senior Vice President
David Amend, IR Manager
Karen Giles, Sr. IR Specialist
(817) 870-2601
www.rangeresources.com

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